CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES OF



                     SERIES C CONVERTIBLE PREFERRED STOCK

                                      OF

               NORTH AMERICAN GAMING & ENTERTAINMENT CORPORATION

It is certified that:

      A. The name of the company is NORTH AMERICAN GAMING & ENTERTAINMENT CORPORATION, a Delaware corporation (hereinafter the "COMPANY").

      B. The Certificate of Incorporation of the Company, as amended, authorizes the issuance of 10,000,000 shares of Preferred Stock, $_______ par value per share, and expressly vests in the Board of Directors of the Company the authority provided therein to issue all of said shares in one or more series by means of resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

      C. The Board of Directors of the Company, pursuant to the authority expressly vested in it, has adopted a resolution (which resolution was duly adopted by all necessary action on the part of the Company) creating the Series C Convertible Preferred Stock as follows:

      1. Designation and Amount. There shall be a series of Preferred Stock of the Company which shall be designated as "Series C Convertible Preferred Stock" (the "SERIES C PREFERRED STOCK"), having a par value of $______ per share and a preference upon liquidation as specified in Section 4 below. The number of shares constituting the Series C Preferred Stock shall be 500,000 and such number of shares may be decreased by resolutions of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series C Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, convertible notes, options or warrants or upon conversion of outstanding securities issued by the Company. The Company may issue fractional shares of Series C Preferred Stock.

      2.    Dividends.

            (a) Unless otherwise declared from time to time by the Board of Directors, out of funds legally available thereof, the holders of shares of the outstanding shares of Series C Preferred Stock shall not be entitled to receive dividends.

            (b) Dividends shall begin to accrue and be cumulative on outstanding shares of Series C Preferred Stock from the date of issuance. The Board of Directors may fix a record date for the determination of holders of shares of Series C Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

            (c) The Company shall not declare or pay any dividends in respect of any Junior Security or repurchase, redeem or acquire any shares of common stock of the Company (the "COMMON STOCK"), or any other classes of equity securities of the Company, including any warrants, options or rights to acquire any such equity securities (collectively, "JUNIOR SECURITIES"), or otherwise make a distribution or other payment in respect of any Junior Security, directly or indirectly, in cash, property, assets, rights, securities or other consideration unless, simultaneously with such declaration or payment, the Company shall pay to each holder of Series C Preferred Stock the sum of (i) all accrued but unpaid dividends on such holder's Series C Preferred Stock, and (ii) the amount that such holder of Series C Preferred Stock would be entitled to received if all shares of Series C Preferred Stock had been converted to Common Stock immediately prior to the record date for such payment, at the then current Conversion Rate (as defined in Section 3(a) below).

      3.    Conversion  Rights.   The holders of Series C Preferred Stock shall
      have the following conversion rights (collectively, the "CONVERSION RIGHTS"):

            (a) Automatic Conversion. Each issued and outstanding share of Series C Preferred Stock shall automatically convert upon the filing by the Company of an amendment (the "AMENDMENT") to its Articles of Incorporation, increasing the number of authorized shares of Common Stock to 200,000,000 shares, changing the Company's name and implementing a one-for-ten reverse stock split, into that number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Purchase Price (as adjusted for stock dividends, stock splits, combinations, recapitalizations or other similar events affecting the Series C Preferred Stock) by the Conversion Rate. The "CONVERSION RATE" shall initially be equal to 1,218 shares of Common Stock for each share of Series C Preferred Stock. This initial Conversion Rate shall be subject to adjustment as hereinafter provided.

            (b) Stock Reclassifications; Stock Splits, Combinations and Dividends. If the Common Stock issuable upon the conversion of the Series C Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by reclassification, stock split, stock dividend, or similar event, then and in each such event, the Conversion Rate shall be adjusted so that the holder of each share of Series C Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such capital reorganization, reclassification or other change which such holder would have received had its shares of Series C Preferred Stock been converted immediately prior to such capital reorganization, reclassification or other change.

            (c) Capital Reorganization, Merger or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for in Section 3(c) above) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties and assets to any other person, or any transaction or series of related transactions in which more than ten percent (10%) of the outstanding voting securities of the Company (on an as converted basis) are sold or assigned (any of which events is herein referred to as a "REORGANIZATION"), then as a part of such Reorganization, the Conversion Rate shall be adjusted so that the holders of the Series C Preferred Stock shall thereafter be entitled to receive upon conversion of the Series C Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such Reorganization, to which such holder would have been entitled if such holder had converted its shares of Series C Preferred Stock immediately prior to such Reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Series C Preferred Stock after the Reorganization, to the end that the provisions of this Section 3 (including adjustment of the number of shares issuable upon conversion of the Series C Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

            (d) Exercise of Conversion Rights. From and after the date that the Amendment has been filed, and if for any reason the Series C Preferred Stock has not been automatically converted, the holders of
      Series C Preferred Stock may exercise their Conversion Rights by telecopying an executed and completed notice (a "NOTICE OF CONVERSION") to the Company and delivering the original Notice of Conversion and the certificate representing the Series C Preferred Stock by express courier. Each business day on which a Notice of Conversion is telecopied to and received by the Company along with a copy of the originally executed Series C Preferred Stock certificates in accordance with the provisions hereof shall be deemed a "CONVERSION DATE." For purposes hereof, the term "business day" refers the hours between 9:00 a.m. and 5:00 p.m. on any day on which banks are open for business in Dallas, Texas. Provided that the Company has received the original Notice of Conversion and Series C Preferred Stock certificate being so converted, the Company will transmit, or instruct its transfer agent to transmit, the certificates representing shares of Common Stock issuable upon conversion of any share of Series C Preferred Stock (together with the certificates representing the Series C Preferred Stock not so converted) to the holder thereof via express courier, by electronic transfer or otherwise, three business days after the receipt by the Company of the original Series C Preferred Stock Certificate representing the shares being converted. In addition to any other remedies which may be available to the holders of shares of Series C Preferred Stock, in the event that the Company fails to deliver, or has failed to contact its transfer agent to deliver, such shares of Common Stock within such three (3) business day period, the holder will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to the Company whereupon the Company and the holder shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion. The Notice of Conversion and Series C Preferred Stock certificates representing the portion of the Series C Preferred Stock converted shall be delivered to the following address:


                  Telephone:


      Upon delivery of a Notice of Conversion in proper form, the Series C Preferred Stock covered by such Notice of Conversion shall be deemed to be converted for all purposes, without further action required on the part of the holder thereof or on the part of the Company.

            (e) Lost or Stolen Certificates. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Series C Preferred Stock certificate(s), and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to the Company, and upon the cancellation of the Series C Preferred Stock certificate(s), if mutilated, the Company shall execute and deliver new certificates for Series C Preferred Stock of like tenure and date. However, the Company shall not be obligated to reissue such lost or stolen certificates for shares of Series C Preferred Stock if the holder contemporaneously requests the Company to convert such Series C Preferred Stock into Common Stock.

            (f) Fractional Shares. The Company will not issue fractional shares of Common Stock upon the conversion of shares of Series C Preferred Stock. Rather, the Company will round the number of shares issuable upon conversion of the Series C Preferred Stock up to the nearest whole share.

            (g)   Partial Conversion.   In  the  event  some but not all of the
      shares of Series C Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Company shall execute and deliver to or to the order of the holder, at the expense of the Company, a new certificate representing the number of shares of Series C Preferred Stock which were not converted.

            (h) Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient or as may be available to effect the conversion of all outstanding shares of the Series C Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding shares of the Series C Preferred Stock, the Company shall use its best efforts to take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

      4.    Liquidation, Dissolution or Winding Up.

            (a) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Company, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock unless, prior thereto, the holders of shares of Series C Preferred Stock shall have received per share, an amount equal to the greater of (i) the Purchase Price, plus the amount of all declared but unpaid dividends an distributions thereon, if any (the "SERIES C LIQUIDATION PREFERENCE") and
      (ii) the per share consideration then payable to holders of the Common Stock upon such liquidation, whether or not the holders of the Series C Preferred Stock shall have converted their shares.

            (b) In the event there are not sufficient assets available to permit payment in full of the Series C Liquidation Preference plus accrued but unpaid dividends, then all of the assets available for distribution shall be distributed ratably to the holders of Series C Preferred Stock in proportion to the amount that would be paid to such holders if such assets were sufficient to permit payment in full.

            (c) For purposes of this Section 4, a liquidation, dissolution or winding up of this Company shall be deemed to be occasioned by, or to include (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, consolidation, issuance of new securities or transfer of issued and outstanding securities) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company or (b) a sale or other disposition of all or substantially all of the assets of the Company, unless, in any event, within 30 days after delivery of written notice of any such transaction by the Company to the holders of the Series C Preferred Stock, the holders of at least a majority of the shares of the Series C Preferred Stock then outstanding provide the Company with written notice that such transaction shall not be deemed a liquidation, dissolution or winding up of the Company for purposes of this Section 4. The Company shall give each holder of the Series C Preferred Stock written notice of any transaction referenced in subclauses (a) and (b) of this Section 4(c) no less than 30 days prior to the occurrence thereof.

      5. Voting Rights. Except as expressly provided otherwise herein, or as required by law, the holders of shares of Series C Preferred Stock shall vote together as a single class with the holders of the Common Stock, on an as-converted basis.

      6. No Reissuance of Series C Preferred Stock. Any share or shares of Series C Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be cancelled, shall return to the status of authorized but unissued preferred stock of no designated series, and shall not be reissuable by the Company as Series C Preferred Stock.

      7.    Notices of Record Date.  In the event of:

            (a) any taking by the Company of a record of the holders of any class of securities of the Company for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

            (b) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger of the Company, or any transfer of all or substantially all of the assets of the Company to any other corporation, or any other entity or person, or

            (c) any voluntary or involuntary dissolution, liquidation or winding up of the Company,

then, and in each such event the Company shall mail or cause to be mailed to each holder of Series C Preferred Stock a notice specifying: (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right; and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up is expected to become effective; and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least ten (10) business days prior to the date specified in such notice on which such action is to be taken.

      8. Ranking. The Series C Preferred Stock shall rank senior as to dividends and redemption, and upon liquidation, dissolution or winding up to all other shares of common or preferred stock issued by the Company whether previously or subsequently issued.

      9. Transfer and Exchange. Upon surrender of any shares of Series C Preferred Stock at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered Holder of such Series C Preferred Stock or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Series C Preferred Stock or part thereof), the Company shall execute and deliver, at the Company's expense, one or more new shares of Series C Preferred Stock (as requested by the Holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Series C Preferred Stock. Each such new share of Series C Preferred Stock shall be payable to such Person as such Holder may request and shall be substantially in the form specified herein.